UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2011

Allegiant Travel Company
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-33166 (Commission File Number)	20-4745737 (I.R.S. Employer Identification No.)

3301 N. Buffalo Drive, Suite B-9 Las Vegas, NV	89129
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 851-7300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8                     Other Events

Item 8.01                      Other Events.

Allegiant Travel Company (the “Company”), expects its 2011 engine repair and overhaul expense to be approximately $20 to $25 million.  This compares to approximately $5 million in 2010.  The increased number is based on a decision to overhaul a greater number of engines during 2011 instead of the Company’s prior practice of relying more on buying engines to replace engines in need of repair. Under the Company’s current accounting method, the entire cost of engine overhauls is expensed when incurred and the timing of engine overhaul events can result in uneven expense recognition from quarter to quarter or year to year.

The Company is considering a change to its method of accounting for heavy maintenance activities to the built-in overhaul method which the Company believes to be more consistent with its operations. The Company has asked for SEC approval to make this change. Until approved by the SEC and reflected in the Company’s financial statements, the Company will not provide information as to the effect of this possible accounting method change.

Forward-Looking Statements: Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, statements included in this report that are not historical facts are forward-looking statements. These forward-looking statements are only estimates or predictions based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include statements regarding future expenses. Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in the forward-looking statements. Important risk factors that could cause the Company’s results to differ materially from those expressed in the forward-looking statements generally may be found in the Company’s periodic reports filed with the Securities and Exchange Commission at www.sec.gov. Any forward-looking statements are based on information available to the Company today and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Allegiant Travel Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGIANT TRAVEL COMPANY

Date: April 15, 2011	By:	/s/ Scott Sheldon
Name: Scott Sheldon
Title: Chief Financial Officer